Exhibit 10.1

LICENSE AGREEMENT

Between

ALBERTA ENERGY HOLDINGS, INC

And

VERDISYS, INC.

For

ABRASIVE FLUID JET TECHNOLOGY

October 27, 2004

LICENSE AGREEMENT

ABRASIVE FLUID JET TECHNOLOGY

LICENSE AGREEMENT

ABRASIVE FLUID JET TECHNOLOGY

THIS AGREEMENT is made and entered into on this 27 day of October, 2004, by and among Alberta Energy Holdings, Inc. a Delaware Corporation having its principal office in Nashville, Tennessee (“AEH”) (herein referred to as “AEH”) or designee; and Verdisys, Inc., a California Corporation having its principal place of business at 14550 Torrey Chase Blvd, Houston, TX 77014 (“Verdisys”) (herein referred to as “VERDISYS”) (collectively referred to as the “Parties” and individually as “Party”).

WHEREAS, AEH owns technical information and Preparatory Designs relating to the Abrasive Fluid Jet Technology (“AFJ” or the “Technology” as more particularly defined herein) which AEH is willing to make available under license to VERDISYS upon the terms herein set forth; and

WHEREAS, AEH desires to have VERDISYS market the design, fabrication, transportation, installation, use and sale of Technology under license; and

WHEREAS, AEH has the exclusive rights to the Technology and which AEH is willing to make available under license to VERDISYS upon the terms herein set forth; and

WHEREAS, VERDISYS desires to develop and market the design, fabrication, transportation, installation, use and sale of Technology under license; and

WHEREAS, AEH desires to grant and VERDISYS desires to obtain a license for the right to use AEH’s Technical Information, including for use in the Licensed Process to design, fabricate, manufacture, store, transport, install, use, sell and market Technology, in connection with the marketing and sale of Technology and to acquire therewith a license under AEH’s Design Rights (herein defined) subject to the terms herein set forth;

NOW, THEREFORE, FOR AND IN CONSIDERATION of the mutual promises and covenants contained herein and for other good and valuable consideration the adequacy and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.01 For all purposes of this Agreement, the following definitions shall apply:

(1) The term “Confidential Technical Information’ shall mean any and all technical information of the designated Patty except:

(a)	technical information which at the time of disclosure is in the public domain;

(b)	technical information which the recipient can show was in its possession at the time of disclosure and it was not acquired, directly or indirectly, from the other Party hereto; or

(c)	technical information which was received by the recipient after the time of disclosure hereunder from a third party who did not acquire it, directly or indirectly, from the disclosure Party under an obligation of confidence.

(2) The term “Licensed Territory” shall mean the entire world, including, but not limited to, the United States of America and all of its territories to which the United States Patent Laws apply. AEH shall also enjoy the tight to use the Technology without paying royalties for joint ventures in which AEH participates but under no circumstances will AEH perform services for third parties.

(3) The term “Licensed Process” shall mean the process of design, fabrication, manufacturing, transportation, installation, storing, using, selling and marketing Technology in a manner commercially useful or marketable, The Licensed Process shall include, but not be limited to:

(a)	Descriptions, designs, drawings, and specifications of Technology and associated products; and

(b)	Descriptions, designs, drawings, and specifications for all materials utilized in Technology, and associated products;

(c)	Methods, know how, specifications, and procedures to be employed in the design, manufacturing, fabrication, transportation, installation, storing, using, selling and marketing of Technology and associated products including specifications, tolerances used, techniques, methodologies, procedures and all equipment associated with the design, manufacturing, fabrication, transportation, installation, storing, using, selling and marketing of Technology; and

(d)	All improvements, licensed or acquired technology, developments, or information that otherwise becomes available to AEH during the term of this Agreement related to the items of this paragraph as set out above.

(4) The term “AEH’s Design Rights” shall mean Designs and patent applications issued and/or filed in all countries of the world before or during the term of this Agreement to the extent that they or the claims thereof cover one or more features of Licensed Process or the commercial production of Technology (including apparatus and specifications for carrying out the manufacture, fabrication, storage, transportation or use of Technology and associated products therefrom) whether or not such inventions have been in commercial use, and as to which inventions AEH shall have the right at any time to make the grants provided for in this Agreement, without accounting therefor to others, subject to the conditions under which AEH now has or hereafter acquires the right to make the grants provided for in this Agreement. “AEH’s Patent Rights” shall also include the patents and applications listed in Schedule A.

The term “AEH’s Issued Patents” shall mean any patents issued in any country from patent applications encompassed by AEH’s Patent Rights.

(5) The term “Technology” shall mean the Abrasive Fluid Jet process invented by AEH.

(6) The term “Sublicensee” shall have the meaning ascribed to it in Paragraph 10.01.

(7) The term “Field of Use” refers to use of the Party’s Design Rights or technical information in the design, manufacture, storage, transportation, installation use, sale or marketing of Technology.

(8) The term “Intellectual Property” shall mean the Licensed Process and any and all patents and applications, including AEH’s Patent Rights and “know how” and AEH’s Trademarks, including the License Trademark and AEH’s Technical Information and AEH’s Confidential Technical Information or any other information developed by AEH relevant to the License Process.

ARTICLE II

LICENSE GRANT FOR TECHNICAL INFORMATION

2.01 Subject to the provisions of this Agreement, AEH hereby grants to VERDISYS the exclusive, nontransferable (except as hereinafter provided) license, including the right to sublicense others, to use AEH’s Technical Information, including AEH’s Confidential Technical Information throughout the Licensed Territory. AEH and VERDISYS agree to jointly review the full range of VERDISYS’s and AEH’s Technical Information and marketing status of the Technology at least quarterly in order to promote and assist VERDISYS’s sales in the Field of Use throughout the Licensed Territory.

2.02 Subject always to Paragraph 4.02, nothing in this Agreement shall confer upon VERDISYS any right to use AEH’s Confidential Technical Information for any purpose other than disclosure to its Customers and potential Customers upon execution of a confidentiality agreement with VERDISYS or as otherwise set out in Section 3.01 and the design, fabrication, including the right to sublicense others as provided in Paragraph 10.01, storage, transportation, installation, use, manufacture, sale and marketing of Technology (subject to the further limitations of Paragraph 2.01 hereof), and VERDISYS agrees that so long as prohibited by this Agreement it will not, without the prior written permission of AEH, use AEH’s Confidential Technical Information furnished, directly or indirectly, hereunder to VERDISYS for any other purpose. Nothing contained in this Agreement, including this Paragraph 2.02, however, shall operate to deny VERDISYS the right to use for any purpose AEH’s Technical Information or technical information received at any time from a third party.

2.03 Subject to the provisions of this Agreement, AEH agrees to make available it’s Technical Information to VERDISYS, and subject to the prior written consent of AEH which shall not be unreasonably withheld with respect to each prospective license, AEH hereby grants to VERDISYS, together with the right to extend said grant to others who make all of their technical information related to the Technology available to VERDISYS, the nonexclusive, nontransferable, non-assignable license to use AEH’s Technical Information in the practice of the Licensed Process outside of the Field of Use without accounting therefor to AEH, until, but only until, three (3) months following the date that all of AEH’s Patent Rights have expired and not thereafter, provided, however, that AEH shall always be prohibited from disclosing to as well as using it’s Technical Information and VERDISYS’s Confidential Technical Information for the benefit of any person or Company that competes with VERDISYS.

2.04 Promptly after being requested to do so by VERDISYS, AEH agrees to make available to VERDISYS, AEH’s Technical Information and personnel necessary to train VERDISYS on the use of AEH’s Technical Information for a fee. AEH agrees to train key personnel of VERDISYS to impart information, engineering expertise, know how, and the technology necessary or desirable for the design, fabrication, manufacture, storage, transportation, installation, sale and marketing of Technology and associated products. AEH training shall include the training of key personnel of VERDISYS at mutually agreeable times to observe and learn engineering information necessary or desirable for the design, fabrication, storage, transportation, installation, use, manufacture, sale and marketing of Technology in accordance with AEH’s Technical Information.

ARTICLE III

CONFIDENTIALITY OF INFORMATION

3.01 Subject to the terms of this Agreement, VERDISYS agrees to use its best reasonable efforts to maintain AEH’s Confidential Technical Information in confidence and to use its best efforts to prevent the disclosure thereof to others except that VERDISYS, to the extent necessary for VERDISYS’s daily operations, including for marketing purposes, such as but not limited to presentations to clients, press releases, presentations to conferences, business forums, and the like, may disclose AEH’s Confidential Technical Information to third parties who shall have agreed to the reasonable satisfaction of VERDISYS to maintain same in confidence to the extent required herein of VERDISYS and to use said AEH’s Confidential Technical Information only to the extent authorized or from whom VERDISYS cannot obtain appropriate agreements of confidence, but such disclosure is necessary in order to compete.

3.02 VERDISYS agrees to maintain AEH’s Confidential Technical Information in confidence and to use its best efforts to prevent the disclosure thereof to others, except that VERDISYS may disclose AEH’s Confidential Technical Information to others who are entitled to receive it under Paragraph 2.03 hereof and who shall have agreed to maintain in confidence AEH’s Confidential Technical Information to the extent required herein.

3.03 The Parties’ obligations to maintain Confidential Technical Information in confidence shall continue until five (5) years following the expiration of AEH’s Patent Rights, and thereafter VERDISYS shall be under no further obligation to maintain AEH’s Confidential Information in confidence.

ARTICLE IV

LICENSE

4.01 Subject to the terms and conditions of this Agreement, AEH hereby grants to VERDISYS an exclusive, nontransferable (except as herein otherwise provided) license, including the right to sublicense under Paragraph 10.1, under AEH’s Design Rights to design, fabricate, manufacture, transport, install, use and operate Technology and conduct all supporting activities relating thereto, and to distribute, use, sell and otherwise commercialize Technology in the Field of Use throughout the Licensed Territory.

4.02 Nothing in this Agreement shall prohibit or restrict VERDISYS’s right to develop its own inventions unrelated to Technology, to apply for patent and patent such improvements and/or inventions and to hold all rights related to any such patents.

4.03 AEH shall provide VERDISYS with a copy of each issued patent falling within the scope of “AEH’S Issued Patents.” For such patents which issue after the effective date of this Agreement, AEH shall provide a copy of such patent to VERDISYS within thirty business days of issuance. For all such patents for which copies are provided by AEH to VERDISYS which contain at least one apparatus claim, AEH shall make or have made a plate containing the word “Patent,” followed by the patent number of the issued patent supplied to the VERDISYS. Such plates shall be applied to all products which VERDISYS makes pursuant to the terms of this Agreement after such date of receipt of such issued patent which AEH identifies to VERDISYS are covered by at least one apparatus claim of said patent. VERDISYS shall further request all sublicensees to comply with the marking requirements of this Section.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01 AEH hereby makes the following representations and warranties, and AEH acknowledges that each such representation and warranty is material and that VERDISYS has relied thereon in entering into this Agreement:

(a)	AEH is the sole and absolute owner of AEH’s Design Rights, AEH’s Technical Information and Licensed Trademark, and AEH has the absolute right to grant the licenses herein granted:

(b)	AEH is under no legal restriction and is free to disclose all of AEH’s Technical Information and all other technical information of which it is aware related to the Technology as of the date hereof;

(c)	AEH is aware of no prior art that would invalidate its Patent Rights;

(d)	AEH owns AEH’s Design Rights outright and free and clear of any and all liens, licenses, transfer agreements, known infringements, known enforceable claims and encumbrances, with the exception of any royalties or profits payable by AEH to the assignors identified in subparagraph 7.01(i) hereof;

(e)	AEH is aware of no asserted claims or demands against AEH’s Design Rights or the license herein granted;

(f)	Practicing AEH’s Design Rights are not known to infringe any known valid patent, trademark, development, ownership or other proprietary rights of any individual, partnership, corporation or other entity;

(g)	AEH knows of no other product on the market or in development utilizing or substantially similar to AEH’s Design Rights and the disclosures therein;

(h)	AEH has obtained all required consents and assignments and has full right, power and authority to license AEH’s Design Rights, AEH’s Technical Information and Licensed Trademark to VERDISYS in accordance with the terms and conditions contained herein, and VERDISYS may practice the Licensed Process and the design, fabrication, manufacture, transportation, installation, storing, using, selling and marketing in accordance with this Agreement free of any claim or demand on the part of any party.

(i)	AEH shall deliver the AFJ designs and equipment and defined deliverables in the time frame and within the budget as more fully described in Schedule B.

5.02 VERDISYS and AEH agree that this Agreement constitutes a legal, valid and binding obligation for each Party, enforceable against such Party in accordance with its terms (subject always to applicable bankruptcy, insolvency, receivership and other similar laws relating to or affecting the enforcement of creditor’s rights generally and to general principles of equity). Further, AEH and VERDISYS warrant and represent to each other:

(a)	that each (i) is duly formed and organized and validly existing under the laws of the jurisdiction of its formation, (ii) is properly qualified to do business and is in good standing under the laws of each jurisdiction in which it does business, (iii) has all necessary corporate or similar power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereby; and

(b)	that this Agreement, its execution and the fulfillment and compliance with the terms and conditions hereof, do not violate or conflict with any provision of or result in any breach of or default under any (i) organizational documents of each Party, (ii) law or judicial, award, or similar decree, or (iii) agreement, to which parties are bound for their representations and warranties.

ARTICLE VI

ROYALTIES, FEES AND COMMERCIAL ARRANGEMENTS

6.01 VERDISYS hereby agrees to pay, or cause to be paid, to AEH a Licensing Fee and Royalty as follows:

(a)	A series of four tranches of 250,000 Verdisys Stock Warrants shall be awarded to AEH tied to achieving key deliverables in the AFT Technology development. [Schedule B] Such awards shall be valid for a three-year term and will have a strike price of $0.50 per share for the first tranche and $0.62 cents per share for all remaining tranches. The first tranche of 250,000 shares shall be fully vested upon execution of this agreement. Each remaining tranche will be fully vested at 31,250 shares per quarter from the date of its issue. All shares contain full registration rights and are adjustable for dilution over their term.

(b)	The payment of $10,000 per month in Consulting Fees for six months. First payment is due November 30, 2004 and monthly thereafter,

(c)	For AFJ services performed on wells billed at $40,000 or less, a Royalty payment of $1,000 per well is payable. For AFJ services on wells billed at more than $40,000, a Royalty payment of two percent of the gross shall be payable. Royalty Payments are based on revenue per well and are due quarterly in arrears at the end of each calendar quarter. Wells serviced become eligible for the payment provision when VERDISYS provides AFJ services to its customers and receives cash payment thereon.

(d)	No additional Licensing Fee or other amounts shall be paid for the Contract Rights, with the exception of the Royalty fees. Upon award of the four tranches of Stock Warrants and interim Consulting Fees, the VERDISYS shall have the right to sublicense for the Contract Rights.

6.02 AEH shall provide full access to the oil and gas acreage that it holds with third parties in Medina County, Texas and to the plant and facilities, rigs and trucks that it owns. VERDISYS may use such wells and acreage for testing and verification procedures with approval of AEH. In the event that the Parties elect to jet lateral wells for the purpose of enhancing production, it is agreed that they shall share the incremental net production income on an equal basis with VERDISYS providing their services at out of pocket cost to AEH.

6.03 In the event of a sale of the Technology LICENSE by the VERDISYS, parties hereby agree to divide the proceeds on a 50/50 basis, however, in no event will AEH receive greater than $10 million in net proceeds.

6.04 In the event of a sale of a sublicense of the Technology by the VERDISYS, parties hereby agree to divide the proceeds on a 50/50 basis.

6.05 In the event of a sale of the entire Company or business line by the VERDISYS, no division of proceeds is applicable.

6.06 The LICENSE shall automatically renew under this agreement provided that a minimum payment of $50,000 per year in Royalty payments is paid on a fiscal year basis commencing immediately following commercial deployment of the first mobile drilling unit.

ARTICLE VII

PAYMENTS AND REPORTS

7.01 VERDISYS will keep or cause to be kept, in accordance with good accounting practice, books, records and accounts covering its operations hereunder and containing all information necessary for the accurate determination of amounts payable hereunder.

7.02 All payments shall be made by means of a check or wire transfer in US dollars to the bank account designated by AEH.

7.03 In the event any dispute occurs with respect to the royalty obligations of VERDISYS to AEH under this Agreement, both parties shall approve the selection of an independent CPA to audit the books, accounts and records of VERDISYS in accordance with GAAP. Said CPA shall only report the results of such audit and shall not provide any use, sales or marketing backup documentation, customer lists or information, market information, sales projections, customer account data or similar information to any party including AEH. The determination by such independent CPA of the amount of royalties due to AEH, by VERDISYS shall be binding on both Parties. In the event that royalties due to AEH during any calendar year shall have been understated by at least ten percent (10%), VERDISYS shall pay to AEH such understated royalties and pay the cost of such audit. Otherwise, such audit shall be at AEH’s expense.

ARTICLE VIII

SUBLICENSING AND SUBCONTRACTING

8.01 VERDISYS can subcontract or sublicense for the design, fabrication, manufacture, transportation, storing, use, sales, marketing and/or installation of Technology under this Agreement, or any component or part thereof, irrespective of whether such design, fabrication, manufacture, transportation, storage, usage, sale, marketing and/or installation takes place in Licensed Territory, and for this purpose may disclose AEH’s Technical Information to such subcontracting third parties, herein referred to as “Sublicensees”, subject to the terms of Article III herein. The use of AEH’s Technical Information by Sublicensees must be expressly limited to the design, fabrication, manufacture, transportation, storage, usage, sale, marketing and/or installation of Technology under this Agreement, and no other use of AEH’s Technical Information may be made by such Sublicenses.

8.02 The exclusive license granted pursuant to Article V hereof shall also be subject to sublicense by VERDISYS for use in the Field of Use throughout the Licensed Territory, but only to such third parties as to whom AEH shall have been notified and as to whom AEH in its reasonable discretion shall approve, which approval shall not be unreasonably withheld; provided that AEH shall always be prohibited from utilizing such sublicense in any way for the benefit of any person or company that competes with VERDISYS. In the exercise of its discretion, AEH shall consider, but shall not be limited to consideration of, such factors as the reputation for quality, reliability, after-sales service and similar criteria of the proposed Sublicensee.

8.03 AEH shall always be prohibited from granting any license or sublicense in any way for the benefit of any person or company that competes with VERDISYS.

ARTICLE IX

FORCE MAJEURE

9.01 If the performance of this Agreement by any Party, or of any obligation under this Agreement, is prevented, restricted or interfered with by reason of war, revolution, civil commotion, acts of public enemies, blockage, embargo, strikes, any law, order, proclamation, regulation, ordinance, demand, or requirement having a legal effect of any government or any judicial authority or representative of any such government or any other act whatsoever, whether similar or dissimilar to those referred to in this clause which are beyond the reasonable control of the Party affected, then the Party so affected shall, upon giving prior written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, or interference; provided, however, that the Party so affected shall use its best efforts to avoid or remove such causes of nonperformance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

ARTICLE X

BEST EFFORTS

10.01 VERDISYS hereby covenants and agrees that during the term of this Agreement, VERDISYS will use commercially reasonable efforts to market and sell AFJ services in the Field of Use throughout the Licensed Territory; provided, however, should VERDISYS fail to make any effort to market Technology, AEH shall have the right to notify VERDISYS of such failure and if VERDISYS makes no efforts to remedy such failure within six (6) months, AEH shall have the right to terminate this agreement.

10.02 VERDISYS shall have no obligation to invest time or money in the development of Technology beyond the funding of the 6,000 foot depth mobile drilling unit.

ARTICLE XI

RIGHT OF TERMINATION

11.01 Except as limited herein immediately below, and except as provided elsewhere, either Party shall have the right to terminate this Agreement following the expiration of ninety (90) Days from written notification of default by one Party to the other and without cure of the default. For the purposes of this Agreement, it shall be deemed an act of default should any Party seek protection from its creditors through a declaration of bankruptcy or insolvency or by reorganization under any of the Bankruptcy laws of the United States.

AEH shall have no right to terminate this Agreement except for VERDISYS’s 1) declaration of bankruptcy as prescribed by law, 2) failure to make payment due and owing under this Agreement, or 3) failure to market Technology as set forth in Paragraph 12.01.

11.02 Any termination of the Agreement shall not:

(a)	release VERDISYS or AEH from any claim of the other accrued hereunder prior to the effective date of such termination;

(b)	release VERDISYS or AEH from their obligations under Paragraphs 3.01, 3.02 and 3.03, respectively, unless otherwise released by the further terms hereof;

(c)	affect in any way any rights and immunities made available prior to the effective date of such termination by VERDISYS to AEH or through AEH to others under the provisions of Paragraph 2.03 hereof but subject to the terms and limitations hereof.

(d)	affect or impair VERDISYS’s rights and immunities with respect to the commercial practice of Licensed Process to the extent that VERDISYS, prior to the effective date of such termination, may have acquired from AEH any fully paid rights; provided, however, that VERDISYS shall have ninety (90) Days following the date of termination of this Agreement to acquire fully paid licenses by payment to AEH of the amount of royalties due therefor under the terms hereof, or

(e)	release AEH from any obligations to VERDISYS under Article XIV hereof regardless of whether any such liability or action has accrued or been filed or asserted as of the date of termination of this Agreement.

11.03 Upon termination of this Agreement, AEH shall remain the sole owner of the Licensed Trademarks and goodwill associated therewith and VERDISYS shall assert no rights thereto and shall discontinue the use thereof; provided, however, that for a period of one (1) year after termination of this Agreement, or such longer period as shall be reasonably necessary, VERDISYS may continue to use Technology pursuant to the terms of this Agreement on any contract executed by VERDISYS prior to termination of this Agreement. VERDISYS expressly recognizes that it is obligated to continue to comply with Paragraph 5.03 of this Agreement for any period of time that it uses the Technology trademark. VERDISYS and AEH agree that this clause and the obligations thereunder shall survive the termination of this Agreement.

ARTICLE XII

ASSIGNABILITY

12.01 This Agreement shall not be assignable to any successor of the entire right, title and interest to that portion of the business of VERDISYS to which this Agreement relates without express written approval of the AEH, such approval not to be unreasonably withheld. When assigned in accordance with this Paragraph, this Agreement and all rights, obligations and duties hereunder will inure to the benefit of and will be binding on the assignees or successors in interest of VERDISYS.

12.02 This Agreement shall not be assigned or transferred by AEH, without the express prior written consent of VERDISYS.

12.03 If any of the shares, voting rights, membership interests or other indicia of ownership (“Interest”) of AEH are, or may be, sold, assigned, conveyed, transformed, transferred, diluted, including by options, or exchanged, including by merger, pledged, subjected to any power of attorney or any control by a trust or in any other way alienated in whole or in part to any extent from the current owners as of the date of execution of this Agreement for any reason, or if any of the assets related to the Technology are sold, assigned, conveyed, pledged or transferred in any way except to VERDISYS (collectively “Transfer”), then AEH shall: 1) notify VERDISYS at least ninety (90) Days prior thereto, and 2) shall furnish VERDISYS with all of the terms and conditions associated with such proposed Transfer, and 3) shall offer all of the Contract Rights to VERDISYS, including interests in this License Agreement, the Licensed Process, AEH’s Confidential Technical Information, AEH’s Technical Information, AEH’s Patent Rights, Licensed Trademark, and associated goodwill on the terms of Paragraph 14.05. Nothing herein shall be construed to prevent the owners of the AEH to redistribute their ownership interests in AEH to each other but not to any third parties.

12.04 If VERDISYS fails to market Technology after notice as provided in Paragraph 12.01, then AEH shall have the right to terminate this Agreement.

12.05 Any purported Transfer of any Interest by AEH shall give VERDISYS, and VERDISYS shall have, the option right to purchase the Contract Rights owned by AEH in accordance with the following provisions of this Paragraph 14.05.

(a)	For a period of sixty (60) Days following the VERDISYS’s receipt of notice from AEH of a purported Transfer, VERDISYS shall have the first right of refusal to purchase the Contract Rights. If VERDISYS exercises its option to purchase the Contract Rights, the Contract Rights shall be assigned, sold, transferred and conveyed free and clear of all liens, claims or other encumbrances, The purchase shall be closed within thirty (30) Days of written notice from VERDISYS to purchase the Contract Rights except that if a legal impediment exists which prevents the AEH from effectively assigning title to the Contract Rights, then such date of closing shall be extended until any such legal impediment is removed, so long as the person responsible for having such impediment removed continues diligently and in good faith to remove same. Payment of the Value will be made in cash at closing.

(b)	In the event that VERDISYS does not elect to purchase the Contract Rights subject to this Article XIV within the time periods specified therein, the purported Transfer shall not be null, void, and ineffective and shall operate to transfer the Interest to the purported transferee so long as AEH shall not have assigned the Contract Rights to VERDISYS prior thereto in accordance with the terms of this Article XIV.

12.06 A person acquiring any Interest of AEH shall acquire such Interest only upon such person’s compliance with the other applicable provisions of this Agreement, including, without limitation, Article XIV. The AEH shall not at anytime hypothecate or otherwise create or suffer to exist any lien, claim or other encumbrance on any Contract Right.

12.07 In the event that a AEH or any of its Interest holders violates, or attempts to threaten to violate, the requirements of this Article XIV, VERDISYS shall, to the extent permitted by applicable law, be entitled to (i) obtain injunctive relief, (ii) obtain a decree compelling specific performance, and/or (iii) obtain any other remedy legally allowed to them.

12.08 If Interest that is covered by this Article XIV is purportedly subject to a Transfer in a transaction that is not in compliance with the requirements of this Article XIV, such purported Transfer shall be void and have no force or effect.

12.09 The Parties hereby declare that it is impossible to measure in money the damages which will accrue to AEH by reason of a failure to perform any of the obligations under this Agreement. Therefore, if any Party shall institute any action or proceeding to specifically enforce the provisions of this Agreement, any person (including the Company) against whom such action or proceeding is brought hereby waives the claim or defense that such Party or such personal representative has an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such remedy at law exists.

12.10 Unless otherwise provided in this Agreement, none of the Parties to this Agreement shall assign, transfer or sublet the Agreement, any portion thereof or any of the obligations, benefits or interest contained therein or created thereby in any manner whatsoever without the prior written consent of all of the other Parties.

12.11 Except as specifically provided for elsewhere herein, this Agreement shall not be construed to confer any benefit on any third party or owners of AEH not a party to this Agreement nor shall it provide any rights to such third party or owner to enforce its provisions.

ARTICLE XIII

TERM OF AGREEMENT

13.01 Unless sooner terminated as hereinabove provided, this Agreement shall continue in effect for a term of ten (10) years from the date of filing of the patent application in definition (13), automatically extendable for additional terms of two (2) years each unless at least thirty (30) Days prior to the expiration of any term VERDISYS notifies AEH by registered mail or overnight courier that they elect not to extend this Agreement for such additional period, in which cases this Agreement shall terminate; provided, however, that VERDISYS may continue to use Technology pursuant to the terms of this Agreement on any contract executed by VERDISYS prior to termination of this Agreement, but after the finding of invalidity or unenforceability of all of the AEH’s Patent Rights, VERDISYS shall have no further obligation or duty to make royalty payments.

ARTICLE XIV

GOVERNING LAW AND ARBITRATION

14.01 THE PARTIES HERETO AGREE THAT THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE LEGAL RELATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS. THE PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT WAS NEGOTIATED, CONSUMATED AND ENTERED INTO IN THE CITY OF HOUSTON, STATE OF TEXAS, AND THE PARTIES HEREBY CONSENT TO VENUE IN THE FEDERAL AND STATE COURTS OF COMPETENT JURISDICTION LOCATED IN HOUSTON, TEXAS.

14.02 All claims, disputes or controversies arising out of, in connection with or in relation to this Agreement shall be decided by arbitration in accordance with the Commercial Rules of the American Arbitration Association then in force. For claims, disputes or controversies which either Party may have in excess of $1,000,000, exclusive of claims for interest, attorneys’ fees and costs, three (3) neutral arbitrators shall be used. Otherwise a single arbitrator shall be used. For purposes of determining the number of arbitrators, the Parties claims and counterclaims shall not be additive. The arbitration shall be conducted in Houston, Texas, The decision of the arbitrator(s) shall be final, binding and enforceable in any court of competent jurisdiction and the Parties agree that there shall be no appeal from the arbitrator(s)’ decision except s provided by applicable law. All statues of limitation that would otherwise be applicable shall apply to any arbitration proceeding. The right to arbitrate shall survive the termination of this Agreement. The Parties acknowledge and agree that this Agreement includes activities in Interstate Commerce and that the Federal Arbitration Act, 9 USC §1 et seq shall control and apply to all arbitrations conducted hereunder, notwithstanding any state law provisions to the contrary.

14.03 The Parties irrevocably agree to be joined as parties in any arbitration proceeding which involves claims, disputes or controversies which either Party may have with other parties not a Party to this Agreement who are also governed by an arbitration agreement.

14.04 The Parties hereby irrevocably waive any objection to the joinder of other parties who are not Parties to this Agreement to any arbitration proceeding commenced pursuant to Section 17.02 above where such other parties are also governed by an arbitration agreement.

ARTICLE XV

MISCELLANEOUS

15.01 This Agreement contains the entire and only agreement between the Parties hereto relating to the grant of a license for the Licensed Process, and this Agreement supersedes all pre-existing or prior agreements of the Parties hereto respecting any portion or in any way related to the subject matter of this Agreement. Any representation, promise or condition in connection with the subject matter of this Agreement which is not specifically incorporated in this Agreement, whether written or oral, shall not be binding upon the Parties hereto.

15.02 If, in any legal proceeding, it is determined that any provision of this Agreement is unenforceable under applicable law, the unenforceable provision shall automatically be amended to conform to that which is enforceable under the law. In any event, the validity or enforceability of any provision shall not affect any other provision of this Agreement, and the Agreement shall be construed and enforced as if such provision had not been included.

15.03 No benefit or right accruing to either Party under this Agreement shall be waived unless the waiver is reduced to writing and signed by all Parties to this Agreement. The failure of any Party to exercise any of its rights under this Agreement shall in no way constitute a waiver of those rights, nor shall such failure excuse the other Parties from any of its or their obligations under this Agreement.

15.04 This Agreement shall be binding upon and inure to the benefit of the Parties and Owners therein, their respective successors and permitted assigns.

15.05 The effective date of this agreement shall be the date of execution.

15.06 This agreement is subject to the approval of the Verdisys board of directors,

15.07 Any notice given or required to be given under this Agreement shall be in writing and shall be addressed to the Parties executing this agreement as below:

IN WITNESS WHEREOF, the Parties hereto have respectively caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

AEH (ALBERTA ENERGY HOLDINGS)

By:		Witness:
Name:	Mark McAfee
Title:	President & CEO
Date:

LICENSEE (VERDISYS)

By:		Witness:
Name:	David Adams
Title:	President & Co-CEO
Date:

SCHEDULE A

LIST OF PATENTS AND APPLICATIONS INCLUDED IN

AEH’s PATENT RIGHTS

A-1

SCHEDULE B

PHASE I - RESOLVE MAJOR PROBLEMS WITH CURRENT MECHANICAL

MILLING TECHNOLOGY

Deliverables

-	A reliable and predictable milling and jetting process with the down hole equipment

-	Surface and down hole verification methods to measure the results of the lateral drilling services

-	Surface and field testing of equipment and processes

-	AEH earn tranche 1 stock warrants

PHASE II - DEVELOP AFJ MECHANICAL MILLING CAPABILITY WITH

AUTO DRIVE & TRAILER UNIT (6,000 FT DEPTH)

Deliverables

-	Design and repackaging of proven AFT surface equipment for the use in oil and gas wells

-	Design for an automated surface drive system

-	Design for high pressure jetting of oil and gas reservoir

-	Testing of the automated surface drive system

-	Surface and field testing of the high pressure jetting process

-	AEH earn tranche 2 stock warrants

PHASE III - DEPLOY PHASE II INTO FIELD TESTING TO VALIDATE

TECHNOLOGY DESIGN & OPERATING RANGES

Deliverables

-	Validate the AFT design, equipment, and process with controlled surface testing

-	Validate the AFT design, equipment, and process in the field on client projects

-	AEH earn tranche 3 stock warrants

PHASE IV - DEVELOP AFJ JETTING CAPABILITY & DETAILED

ENGINEERING DESIGN TO BUILD AN INTEGRATED

MOBILE DRILLING UNIT (10,000 FT DEPTH)

Deliverables

-	Detailed design and engineering drawings associated with a new rig system

B-1

-	Definitive budget estimate for the new rig system

-	Detailed bid package for construction of the new rig system

-	AEH earn tranche 4 stock warrants

PHASE V - BID, EVALUATE & BUILD AN INTEGRATED MOBILE DRILLING

UNIT FOR FIELD DEPLOYMENT

Deliverables

-	Evaluate competitive bids for rig construction

-	Let the contract to successful bidder

-	Build and take delivery of the rig

-	AEH to consult in this phase

B-2